Exhibit 4.2

DATED 6 DECEMBER 2019

(1) SUMMIT THERAPEUTICS PLC

(2) NPLUS 1 SINGER ADVISORY LLP

PLACING AGREEMENT

RELATING TO A PLACING OF UP TO

9,221,400 ORDINARY SHARES AND 1,383,210 WARRANTS

TO SUBSCRIBE FOR ORDINARY SHARES

IN

SUMMIT THERAPEUTICS PLC

CONTENTS

1.	Definitions and Interpretation	3
2.	Conditions	9
3.	Applications for Admission and to CREST	11
4.	Placing	12
5.	Placees	14
6.	Allotment	14
7.	Settlement	15
8.	Fees, commissions and expenses	15
9.	Announcements and undertakings	17
10.	Warranties	21
11.	Indemnity	23
12.	Termination	26
13.	Time of the essence	28
14.	Notices	29
15.	Miscellaneous provisions	30
16.	Product Governance	31
17.	Applicable law and jurisdiction	32
Schedule 1		33
Schedule 2		42
Schedule 3		43

Documents in the approved terms

Allocation Schedule

Board minutes

Circular

Press Release

Results of Placing Announcement

Verification Notes

Warrant instrument

Warrant Certificate

Working Capital Memorandum

THIS AGREEMENT is made on 6 December 2019

BETWEEN:

(1)	SUMMIT THERAPEUTICS PLC registered in England and Wales under number 05197494 whose registered office is at 136a Eastern Avenue, Milton Park, Abingdon, Oxfordshire OX14 4SB (the “Company”); and

(2)	NPLUS 1 SINGER ADVISORY LLP registered in England and Wales under number OC364131 whose registered office is at One Bartholomew Lane, London EC2N 2AX (together with its affiliates, “N+1 Singer”).

WHEREAS:

(A)	The Company proposes to raise approximately $50 million (before expenses) by means of the issue of up to, in aggregate, 175,378,450 Fundraising Shares at the Placing Price pursuant to the Fundraising.

(B)

This Agreement sets out the terms and conditions upon which N+1 Singer is willing to act as agent of the Company to place the Placing Shares with Placees at the Placing Price, together with the Warrants, pursuant to the Fundraising.

(C)	The completion of the Placing is subject to, amongst other conditions, the completion of the Subscription and the passing of the Resolutions at the General Meeting.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Throughout this Agreement, including the Schedules, the following words and expressions have the meanings given to them below:

Admission admission of the Fundraising Shares to trading on AIM becoming effective in accordance with the AIM Rules.

Accredited Investor has the meaning assigned to it under Regulation D.

Affiliate means a person controlling, controlled by or under common control with that person from time to time, including their respective directors, officers, employees and consultants and Affiliates shall be construed accordingly

AIM AIM, a market operated by the London Stock Exchange.

AIM Rules the AIM Rules for Companies published by the London Stock Exchange.

Allocation Schedule the final allocation schedule in respect of the Placing supplied by N+1 Singer to the Company in the approved terms.

Articles the articles of association of the Company as amended from time to time.

Bookbuild the bookbuild process to be conducted by N+1 Singer to arrange participation by Placees in the Placing.

Business Day a day on which the London Stock Exchange is open for business.

Circular the circular in the approved terms to be sent to Shareholders in relation to the Fundraising.

Commitment Period the period commencing on (and including) the date of this Agreement and ending on (and including) the earliest of (i) the date on which Admission occurs; (ii) the date on which the obligations of N+1 Singer cease and determine pursuant to clause 2.4; and (iii) the date on which notice is given by N+1 Singer to the Company under clause 12.1 or 12.2 terminating the obligations of N+1 Singer under this Agreement.

Companies Act the Companies Act 2006.

Conditions the conditions set out in clause 2.1.

CREST the relevant system (as defined in the Regulations) in respect of which Euroclear UK & Ireland is the Operator (as defined in the Regulations).

CREST member a person who has been admitted by Euroclear UK & Ireland as a system-member (as defined in the Regulations).

CREST participant a person who is, in relation to CREST, a system-participant (as defined in the Regulations).

Directors the directors of the Company as at the date of this Agreement.

Engagement Letter the letter from N+1 Singer to the Company dated 29 November 2019 confirming the terms and conditions of N+1 Singer’s engagement with the Company in relation to the Bookbuild and the Placing.

Euroclear UK & Ireland Euroclear UK & Ireland Limited.

Exchange Act Exchange Act the US Securities Exchange Act of 1934, as amended.

FCA the Financial Conduct Authority.

Form of Confirmation the form of confirmation or contract note made between N+1 Singer and a Placee which incorporates by reference the terms and conditions of the Placing contained in the Placing Letters.

FSMA the Financial Services and Markets Act 2000 (as amended).

Fundraising each of the Placing and the Subscription.

Fundraising Documents the Press Release, the Form of Confirmation, the Circular, the Placing Letters, the Subscription Agreement and any other document issued by or on behalf of the Company in connection with the Placing with the authority of the Company.

Fundraising Shares the Placing Shares and the Subscription Shares.

General Meeting the general meeting of the Company to be held at the offices of CMS Cameron McKenna Nabarro Olswang LLP at Cannon Place, 78 Cannon Street, London EC4N 6AF at 10.30 a.m. on 23 December 2019.

Group the Company and its subsidiary undertakings (and “Group Company” shall be construed accordingly).

Interim Results the unaudited interim consolidated financial statements of the Group for the six month period ended 31 July 2019 published on 11 October 2019.

London Stock Exchange London Stock Exchange plc.

LSE Application the application to be made by or on behalf of the Company to the London Stock Exchange for Admission.

MAR the Market Abuse Regulation (Regulation 596/2014)

Member Account ID the identification code or number attached to any member account in CREST.

N+1 Singer Group means N+1 Singer and any of its parent and/or subsidiary undertakings (or subsidiary or parent undertakings of such undertakings) from time to time, all of them and each of them as the context admits.

N+1 Singer Indemnified Persons N+1 Singer, its affiliates, its subsidiary and parent undertakings, the subsidiary undertakings of its parent undertakings and their respective directors, officers, agents and employees.

NOMAD the Nominated Adviser of the Company for the purposes of the AIM Rules from time to time.

NOMAD Rules the AIM Rules for Nominated Advisers published by the London Stock Exchange.

Ordinary Shares ordinary shares of 1p each in the capital of the Company.

Participant ID the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant.

Placees persons who agree to subscribe for Placing Shares at the Placing Price pursuant to clause 5.1.

Placing the placing of the Placing Shares and granting of 1,383,210 Warrants on the terms and subject to the conditions of this Agreement and the Fundraising Documents.

Placing Letters the letters to be sent by N+1 Singer on behalf of the Company to Placees in relation to the Placing;

Placing Price 22.1 pence per Ordinary Share.

Placing Proceeds the sum of the aggregate number of the Placing Shares multiplied by the Placing Price.

Placing Shares up to 9,221,400 new Ordinary Shares which may, pursuant to the Placing, be allotted and issued fully paid up and admitted to trading on AIM with the actual number of such shares as are to be so allotted and issued pursuant to the Placing, if any, to be agreed by the Company and N+1 Singer in accordance with the terms of this Agreement following the Bookbuild and to be specified in the Allocation Schedule.

Press Release the press release in the approved terms relating to the proposed Fundraising.

Prod Rules the latest edition of the rules and guidance contained in the Product Intervention and Product Governance Sourcebook issued by the FCA or any successor provisions which may replace such rules and guidance from time to time.

Registrars Link Asset Services Limited.

Regulations the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755).

Regulation D Regulation D under the US Securities Act.

Regulation S Regulation S under the US Securities Act.

Regulatory Information Service shall have the same meaning as in the AIM Rules.

Relevant Accounting Standards means generally accepted United Kingdom accounting policies, practices, principles and conventions using all relevant International Financial Reporting Standards as adopted by the EU, including all IFRS (International Financial Reporting Standards), IAS (International Accounting Standards), Interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) and the Standing Interpretations Committee (SIC) and all relevant statements and recommendations from professional accountancy bodies.

Resolutions the ordinary and special resolutions proposed at the General Meeting and set out in the notice of General Meeting appended to the Circular.

Restricted period means the 40 day period commencing on the date of this Agreement.

Result of Placing Announcement the press announcement in the approved terms (subject to the insertion of the precise number of Placing Shares and Warrants to be subscribed for by the Placees at the Placing Price) giving the results of the Fundraising.

Rules the Conduct of Business Rules of the FCA.

SEC Affiliate means affiliate as defined in Rule 501(b) of Regulation D or defined in Rule 405 of the U.S. Securities Act, as applicable.

Shareholders holders of Ordinary Shares.

Stock Account an account within a member account in CREST to which a holding of a particular share or other security in CREST is credited.

Subscription the proposed subscription by Robert W. Duggan for the Subscription Shares and 24,923,555 Warrants pursuant to the Subscription Agreement.

Subscription Agreement the agreement to be entered into between the Company and Robert W. Duggan relating to the Subscription.

Subscription Shares 166,157,050 new Ordinary Shares to be issued by the Company by way of direct subscription, at the Placing Price pursuant to the Subscription.

US person shall have the same meaning as in Regulation S.

US Securities Act the United States Securities Act of 1933, as amended.

VAT United Kingdom value added tax.

Verification Notes the questions and answers contained in the document in the approved terms entitled “Verification Notes” prepared by the Company with the assistance of the Company’s solicitors and dated the date of this Agreement for the purposes of substantiating the accuracy and completeness of the material information contained in the Circular and the Press Release.

Warranties the warranties set out in Schedule 1.

Warrants the warrants to subscribe for a total of 26,306,765 Ordinary Shares to be granted to Placees and Robert W.Duggan pursuant to a warrant instrument in the approved terms.

Warrant Certificates the warrant instrument certificates from the Company to Placees and Robert W. Duggan pursuant to the warrant instrument in the approved terms.

Working Capital Board Memorandum the board memorandum dated 4 December 2019, a copy of which has been provided to N+1 Singer prepared by the Directors for the purposes of considering and evaluating the working capital position of the Group.

1.2	Where used in this Agreement:

1.2.1	“subsidiary”, “subsidiary undertaking”, “parent undertaking” and “financial year” shall have the meanings respectively attributed to them by the Companies Act at the date of this Agreement;

1.2.2

“affiliate” shall mean any group undertaking (as defined in section 1161 of the Companies Act at the date of this Agreement) or any associated company (as defined in section 416 of the Income and Corporation Taxes Act 1988 at the date of this Agreement) of any such group undertaking.

1.3	A reference to any statute or statutory provision in this Agreement:

1.3.1	includes any order, instrument, regulation, permission and direction made or issued under such statute or statutory provision or deriving validity from it;

1.3.2

shall be construed as a reference to such statute or statutory provision as in force at the date of this Agreement (including, for the avoidance of doubt, any amendments, modifications, consolidation, re-enactment or replacement made to such statute or statutory provision that are in force at the date of this Agreement except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation under this Agreement); and

1.3.3	shall also be construed as a reference to any statute or statutory provision of which such statute or statutory provision is a re-enactment or consolidation.

1.4	The headings in this Agreement are for convenience only and shall not affect its meaning.

1.5	References to a clause, Schedule or paragraph are (unless otherwise stated) to a clause of or Schedule to this Agreement or to a paragraph of the relevant Schedule.

1.6

A document expressed to be “in the approved terms” means a document, the terms, conditions and form of which have been agreed by the Company and N+1 Singer and a copy of which has been identified as such and initialled by or on behalf of N+1 Singer, and the Company (subject to any further amendments as N+1 Singer and the Company may subsequently agree).

1.7	Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

1.8

References to “uncertificated” or “in uncertificated form” in relation to a share or other security are references to a share or other security title to which is recorded on the relevant register of the share or other security as being held in uncertificated form, and title to which, by virtue of the Regulations, may be transferred by means of CREST. References to “certificated” or “in certificated form” in relation to a share or other security are references to a share or other security title to which is not in uncertificated form.

1.9

Any obligations arising from, or representations, warranties, indemnities and undertakings made or given under the provisions of this Agreement which are incurred, made or given by two or more persons shall, unless expressly provided, be several and not joint and several. Breach of this Agreement by one party shall not constitute a breach of this Agreement by any other party.

1.10

In construing this Agreement, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

1.11	References to time of day are to London time.

1.12

References to a person include an individual, a body corporate, a corporation, firm, association, partnership, joint venture, organisation, institute, trust or agency, whether or not having a separate legal personality.

1.13

All commissions, fees and other expenses payable under or pursuant to this Agreement are expressed exclusive of VAT. If any VAT is chargeable on such commissions, fees and other expenses, that VAT shall be payable (on presentation of a valid VAT invoice) in addition to the amount which would otherwise be payable under or pursuant to this Agreement. Any undertaking to indemnify a person against any liability, cost, charge or expense includes an undertaking to pay any VAT which the indemnified person has incurred in respect of that liability, cost, charge or expense and which that person certifies is not recoverable by it or him by repayment or credit (such certificate to be conclusive in the absence of manifest error).

1.14

References in this Agreement to a representation, warranty or undertaking being (or not being) true and accurate or being (or not being) misleading in a material respect shall mean material in the context of the Company and Group (taken as a whole) or the Fundraising. In that connection and otherwise in this Agreement in relation to references to a matter which would or might be material in the context of the Fundraising, a matter shall, without limitation, be deemed to be so material if, in the reasonable opinion of N+1 Singer, it would have been material for disclosure to potential Placees or other subscribers for the Placing Shares had such matter existed when Placees or other subscribers were sought for the Placing Shares or would or would be reasonably likely to make the Form of Confirmation unenforceable.

2.	CONDITIONS

2.1	The obligations of N+1 Singer under clauses 6.3 and 7.3 are subject to fulfilment (or waiver, where applicable) of the following conditions:

2.1.1

the posting by no later than 6 December 2019 (by first class pre-paid mail) of the Circular to Shareholders and such other persons (if any) entitled to receive the Circular in accordance with the Articles;

2.1.2	the Shareholders passing the Resolutions at the General Meeting;

2.1.3	the publication of the Press Release through a Regulatory Information Service by no later than 8.00 a.m. on the date following the date of this Agreement;

2.1.4

the LSE Application signed on behalf of the Company being submitted to the London Stock Exchange by the NOMAD by not later than 5.00 p.m. on the date which is three clear Business Days prior to Admission as required by Rule 29 of the AIM Rules;

2.1.5	the London Stock Exchange agreeing to admit the Fundraising Shares to trading on AIM (subject only to allotment);

2.1.6	publication of the Result of Placing Announcement through a Regulatory Information Service by no later than 8.00 a.m. on the Business Day following the date of release of the Press Release;

2.1.7	the performance by the Company of its obligations under this Agreement so far as the same fall to be performed prior to Admission;

2.1.8	the Subscription Agreement not having lapsed or been terminated and having been completed in accordance with its terms, subject only to Admission;

2.1.9

none of the Warranties being untrue, inaccurate or misleading when made and/or none of the Warranties becoming untrue, inaccurate or misleading if it were to be repeated at any time prior to Admission by reference to the facts, matters and circumstances then subsisting, in either case to a material extent;

2.1.10

there being no material adverse change in the financial position or prospects or business of the Group (taken as a whole) prior to Admission the effect of such change, in the opinion of N+1 Singer, is such that the Placees should not be required to subscribe for Placing Shares at the Placing Price;

2.1.11

the delivery by the Company to N+1 Singer of a certificate (in the form set out in Schedule 3) signed by a Director for and on behalf of the Company not later than 5.00 p.m. on the Business Day immediately prior to the date on which Admission is expected to occur (and dated as of such date) which shall be held in escrow until Admission;

2.1.12	the Placing Shares being allotted in accordance with clause 6.1 and the granting of the Warrants by the Company; and

2.1.13	Admission occurring not later than 8.00 a.m. on 30 December 2019 (or such later date as N+1 Singer and the Company shall agree, but not later than 31 December 2019).

2.2

The Conditions set out in clauses 2.1.7 and 2.1.11 may be waived in whole or in part by N+1 Singer in its absolute discretion by notice in writing to the Company. The Company and N+1 Singer may agree in writing to extend the time for satisfaction of any Condition provided that the time for satisfaction of the Condition set out in clause 2.1.13 shall not be extended beyond 8.00 a.m. on 31 December 2019.

2.3

The Company undertakes to N+1 Singer to use all reasonable endeavours to fulfil or, at the Company’s own expense, procure the fulfilment of the Conditions by the times and dates specified in clause 2.1.

2.4

Subject to the provisions of clause 12.3, if any Condition becomes incapable of being fulfilled (and is not waived) or if all the Conditions are not fulfilled (or waived) in accordance with clause 2.1 or 2.2, this Agreement (other than this clause 2.4 and clauses 1, 8.1, 8.2, 8.6, 9, 10, 11, 13, 14, and 15 which shall remain in full force and effect) shall have no further effect and, in such event (except in relation to any breaches prior to the relevant date), no party to this Agreement shall have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except that the Company shall forthwith pay to N+1 Singer all fees pursuant to clause 8.1 (to the extent payable and not already paid), all expenses and disbursements of the nature referred to in clause 8.2 and any sums payable under clause 8.6.

2.5	If the Agreement ceases to have further effect in accordance with clause 2.4, the Company shall forthwith procure that the NOMAD does not proceed with the LSE Application and Admission.

3.	APPLICATIONS FOR ADMISSION AND TO CREST

3.1

The Company shall immediately following the execution of this Agreement deliver, or procure that there are delivered to N+1 Singer (or as otherwise specified in Schedule 2), the documents specified in Schedule 2. For the avoidance of doubt, the LSE Application shall be made by and submitted by the NOMAD.

3.2

N+1 Singer may), in its absolute discretion, waive the requirement that the Company deliver to it any of the documents required to be so delivered pursuant to clause 3.1 and Schedule 2 or may extend the time and date for delivery of any such documents. Any waiver or extension may be granted by N+1 Singer subject to such conditions as N+1 Singer may in its absolute discretion consider appropriate.

3.3

The Company undertakes to N+1 Singer that it shall promptly make the LSE Application (or procure the same via the NOMAD) and that it shall comply with all reasonable requirements which the London Stock Exchange shall make of it including the giving of indemnities, execution of documents and payments of fees so as to enable the LSE Application to be granted.

3.4

The Company hereby agrees that it shall supply all information, give all such undertakings, execute all such documents, pay all such fees and do or procure to be done all such things as may be reasonably required to comply with:

3.4.1	the requirements of the London Stock Exchange in relation to the LSE Application and Admission;

3.4.2	the AIM Rules; and

3.4.3	the FSMA,

and otherwise provide N+1 Singer with all such information known to it relating to the Group or otherwise and documents which N+1 Singer may reasonably require to enable N+1 Singer to discharge its obligations under this Agreement, in connection with the LSE Application, Bookbuild, Admission or the Fundraising or any associated transactions and documents and/or to comply with its obligations to the London Stock Exchange and in accordance with the AIM Rules and NOMAD Rules.

4.	PLACING

4.1

The Company agrees to offer the Placing Shares and the Warrants on the terms and subject to the conditions set out in the Fundraising Documents and this Agreement and irrevocably appoints N+1 Singer to act as its agent as bookrunner for the purpose of carrying out the Bookbuild and arranging subscribers for the Placing Shares and Warrants, in the manner set out in the Fundraising Documents and this Agreement. The Company confirms that the foregoing authority confers on N+1 Singer all powers, authorities and discretions which are necessary for, or reasonably incidental to, the Bookbuild, the Placing (including, without limitation, the giving of such instructions to the Registrars as may, in the reasonable opinion of N+1 Singer, be necessary or desirable in connection with the Placing and/or the LSE Application and/or Admission) and the Company agrees to ratify and confirm everything which N+1 Singer shall do in carrying out or exercising such appointment, powers, authorities and discretions. The Company undertakes to N+1 Singer not to give or, so far as is within its powers, permit to be given, any direction and not to take any other action which is inconsistent with its obligations or any of the powers or authorities conferred by it under this Agreement. Without prejudice to any liability of N+1 Singer under this Agreement, the parties acknowledge that N+1 Singer shall be entitled to authorise any member of the N+1 Singer Group to perform any of such party’s obligations under this agreement as if such member were a party to this agreement and such performance shall be as valid and effectual as if it were carried out by N+1 Singer.

4.2

The Company hereby agrees to release the Press Release through a Regulatory Information Service by no later than 8.00 a.m. on the date following the date of this Agreement (or such other time and/or date as may be agreed between N+1 Singer and the Company).

4.3

As soon as reasonably practicable following completion of the Bookbuild, and by not later than 5.00 p.m. on the date of the Press Release (or such other time and/or date as may be agreed between N+1 Singer and the Company), N+1 Singer shall, following consultation with the Company, notify the Company of the number of Placing Shares at the Placing Price together with the number of Warrants resulting from the Bookbuild and details of the Placees procured by each of them for the Placing Shares and the Warrants by providing the Allocation Schedule. Following such notification, the Company and N+1 Singer shall, if N+1 Singer and the Company each wish to proceed with the Placing, as soon as practicable thereafter agree the Allocation Schedule following which N+1 Singer shall each despatch the Forms of Confirmation to their respective placees identified in the Allocation Schedule.

4.4

Subject to the Allocation Schedule having been agreed between the Company and N+1 Singer, as contemplated by clause 4.3, the Company shall procure the release of, or will authorise and direct N+1 Singer to arrange for the release of, the Result of Placing Announcement to a Regulatory Information Service without delay and in any event by no later than 8.00 a.m. on the Business Day following the date of release of the Press Release (or such other time and/or date as may be agreed between N+1 Singer and the Company).

4.5	The Company shall procure that the announcements required by the AIM Rules in connection with the Fundraising are lodged with a Regulatory Information Service at or by the requisite times.

4.6

The Company undertakes to provide all such information which shall be known to it relating to the Group or otherwise, as may reasonably be required by N+1 Singer for the purpose of complying with any requirement of law or any reasonable requirement of the London Stock Exchange in relation to the LSE Application, or the Fundraising.

4.7	The Company shall procure that the Registrars are instructed to comply with the lawful directions to be given by N+1 Singer to the Registrars in relation to the Fundraising.

4.8

The Fundraising Shares will, as from the date when they are issued and are fully paid up, rank in full for all dividends and distributions declared, made or paid on the Ordinary Shares after such date and otherwise pari passu in all respects with, and be identical to, the existing issued Ordinary Shares.

4.9

N+1 Singer confirm that it has not knowingly procured, and undertake to the Company that it will not knowingly procure, Placees for the Placing Shares outside the European Economic Area (the “EEA”) in circumstances where that procurement, or the allotment and issue of Placing Shares which would result from that procurement, constitutes a breach of applicable securities laws outside the United Kingdom or any other applicable jurisdiction of the EEA.

4.10

Each of the Company and N+1 Singer understands and agrees that the Fundraising Shares have not been and will not be registered under the US Securities Act or any other applicable securities laws of any state or other jurisdiction in the United States, and severally warrants and agrees in respect of its own actions that neither it nor any of its SEC Affiliates, nor any persons acting on its or their behalf, has offered or sold, and shall not offer or sell any of the Fundraising Shares except: (a) within the United States, the Subscription Shares to Robert W. Duggan, who constitutes an Accredited Investor in a transaction that is exempt from registration under the US Securities Act and applicable state securities laws, or (b) outside of the United States, the Placing Shares to persons who are not US persons in “offshore transactions” (within the meaning of Regulation S) and otherwise in compliance with Regulation S. The Company agrees to refuse to register any transfer of Placing Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the US Securities Act or pursuant to any available exemption from registration under the US Securities Act.

5.	PLACEES

5.1

N+1 Singer undertakes, on behalf of and as agent for the Company, to use its respective reasonable endeavours to procure Placees who will (subject to satisfaction of the Conditions) subscribe for the Placing Shares at the Placing Price and the Warrants upon the terms of this Agreement, the Placing Letters and the Form of Confirmation.

5.2

The Company acknowledges that the Fundraising will not be underwritten by N+1 Singer and that accordingly, N+1 Singer shall not, in any circumstances, have any obligation to subscribe for Placing Shares and/or Warrants in the event that N+1 Singer fails to procure subscribers for the Placing Shares or the Warrants or subscribers so procured fail to make payment.

5.3	N+1 Singer shall by no later than 3.00 p.m. on the Business Day prior to Admission notify the Company and/or the Registrars (as appropriate) of:

5.3.1

the names, addresses and entitlements to Placing Shares of the Placees procured by N+1 Singer to subscribe for the Placing Shares specifying which of such shares are to be held in certificated form and which are to be held in uncertificated form; and

5.3.2

the Participant ID and Member Account ID of the CREST Stock Account into which all Placing Shares referred to in clauses 5.3.1 to be held initially in uncertificated form are to be deposited, being the CREST Stock Account of N+1 Singer.

6.	ALLOTMENT

6.1

By no later than 5.00 p.m. on the Business Day prior to the date on which Admission is expected to occur, the Company will allot, subject to the Articles, conditional only on Admission, the Placing Shares at the Placing Price to Placees procured pursuant to clause 5.1 and grant the Warrants pursuant to the Placing. Such Placing Shares shall be allotted in certificated or uncertificated form as directed by N+1 Singer, subject always to the Regulations and the rules and requirements of Euroclear UK & Ireland.

6.2

The allotment of the Placing Shares and granting of the Warrants shall become wholly unconditional and shall occur automatically immediately upon the satisfaction of the Condition set out in clause 2.1.5.

6.3

Subject to the provisions of clause 7.3, and subject to having received such amounts, N+1 Singer shall procure payment of the Placing Proceeds actually received by N+1 Singer as soon as practicable following Admission and in any event not later than 5.00 p.m. on the third Business Day immediately following the date on which Admission occurs, subject to deduction of the commissions, fees and expenses plus VAT (if any) payable to N+1 Singer as referred to in clause 8 by transferring the net amount by telegraphic transfer, in accordance with instructions provided by the Company in writing to N+1 Singer not less than two Business Days prior to Admission (which the Company undertakes so to provide), and such transfer shall be a full discharge to N+1 Singer of its obligations under this clause 6.3.

7.	SETTLEMENT

7.1

The Company shall procure that the Registrars register as holders of the Placing Shares, with effect from Admission, the persons to whom Placing Shares are allotted pursuant to clause 6.1. The Company shall also procure that as soon as practicable following Admission, and in any event no later than 10 Business Days from Admission, Warrant Certificates in the names of the Placees in respect of the relevant number of Warrants are issued and delivered to the Placees in accordance with the Allocation Schedule.

7.2	The Company hereby agrees with N+1 Singer with respect to Placees procured by it that it will procure that the Registrars will (free of any expenses of registration):

7.2.1

despatch definitive certificates to those Placees (or as N+1 Singer directs) in respect of those Placing Shares referred to in clause 5.3 (in the same denominations that N+1 Singer shall direct) that are to be allotted in certificated form as soon as reasonably practicable and in any event within two weeks of Admission; and

7.2.2

upon Admission, cause such number of Placing Shares to be credited by Euroclear UK & Ireland to the Stock Accounts of those Placees who wish to hold their shares in uncertificated form and as directed by N+1 Singer and ensure that the same are enabled for settlement as soon as practicable after Admission.

7.3

Subject to the Company procuring upon Admission that the Registrars take such steps as are referred to in clauses 7.1 and 7.2.2, and instructing the Registrars to comply with clause 7.2.1, N+1 Singer will pay or cause to be paid to the Company in accordance with clause 6.3 the payment referred to therein (to the extent the same has been received from Placees by N+1 Singer).

8.	FEES, COMMISSIONS AND EXPENSES

8.1	In consideration of N+1 Singer’s covenants and obligations under this Agreement and N+1 Singer’s services in connection with the Bookbuild and the Placing, the Company shall pay:

8.1.1	a corporate finance advisory fee of £25,000 (plus any applicable VAT) to N+1 Singer; and

8.1.2

subject to Admission, to N+1 Singer a broking commission of 5% of the aggregate value at the Placing Price of such Placing Shares that are placed to any Placee that is not a Director (and in respect of which there has been no payment default by the relevant Placee) by N+1 Singer.

8.2

Save as expressly provided by this clause 8, the Company shall bear all fees, costs, charges and expenses of or incidental to the satisfaction of the Conditions, the Bookbuild, the Fundraising, the issue of the Fundraising Shares and the Warrants and the arrangements referred to in, or contemplated by, this Agreement (together with any VAT chargeable thereon) including (without limitation), all broking fees and expenses, all fees and expenses payable in connection with Admission, all expenses of the Registrars and the Company’s registrars, printing and advertising expenses, postage and all legal, accountancy, actuarial and other professional fees and expenses, (including fees and disbursements of their legal and other advisers, not exceeding £20,000 in aggregate (plus VAT and disbursements) without the Company’s prior written consent) travelling expenses, background check costs, roadshow expenses and other out of pocket expenses of N+1 Singer. Any such costs, charges and expenses which N+1 Singer may have paid will be deducted from the Placing Proceeds.

8.3	N+1 Singer will invoice the Company as soon as practicable following Admission for all sums due to N+1 Singer pursuant to clause 8.1 and 8.2.

8.4

All sums due to N+1 Singer pursuant to clause 8.1 and 8.2 (together with any applicable VAT chargeable thereon) shall be deducted by N+1 Singer from the Placing Proceeds N+1 Singer has actually received and which are payable to the Company pursuant to clause 6.3 of this Agreement. For the avoidance of doubt, no broking commission shall be payable by the Company in respect of any Placing Shares where the subscribers thereof have failed to make payment for those Placing Shares in accordance with the terms and conditions of the Placing.

8.5

In the event this Agreement ceases to have effect pursuant to clause 2.4 or is terminated in accordance with clause 12, in each case the corporate finance advisory fee referred to in clause 8.1.1 shall not be payable by the Company save for where the Agreement ceases to have effect pursuant to clause 2.4 or is terminated in accordance with clause 12 in each case as a result of a breach by the Company of its obligations under this Agreement (and for this purpose such a breach shall include a breach of the Warranties).

8.6

Notwithstanding termination of this Agreement, N+1 Singer is hereby authorised to deduct such sums and any amount payable to them pursuant to this Agreement from any amount payable by them to the Company under this Agreement or any amount otherwise held by N+1 Singer for the account of the client.

8.7	Where, pursuant to clause 2, this clause 8, clause 11 or clause 12, a sum is payable to N+1 Singer, the Company shall in addition pay to N+1 Singer in respect of VAT:

8.7.1

where the payment (or any part of it) constitutes the consideration (or any part of the consideration) for any supply by N+1 Singer, or for anything which is treated for VAT purposes as a supply by N+1 Singer to the Company, such amount as equals any VAT properly payable thereon and on such VAT, if any, as is referred to in clause 8.6.2;

8.7.2

(except where the payment falls within clause 8.6.3) where the payment is in respect of costs, charges or expenses incurred by N+1 Singer, such amount as equals any VAT charged to or incurred by such party in respect of that cost, charge or expense and which such party certifies is not recoverable by it by repayment or credit (such certificate to be conclusive in the absence of manifest error); and

8.7.3

(except where the payment falls within clause 8.6.1) where the payment is in respect of costs, charges or expenses incurred by N+1 Singer as agent for the Company, such amount as equals the amount included in the costs, charges or expenses in respect of VAT.

Where a sum in respect of VAT is paid pursuant to clause 8.6.1, N+1 Singer shall as soon as reasonably practicable provide the Company with an appropriate and valid tax invoice in respect of the supply to which the payment relates, naming the Company as the recipient of the supply.

9.	ANNOUNCEMENTS AND UNDERTAKINGS

9.1

Save as expressly required or contemplated under this Agreement, the Company undertakes to N+1 Singer that (unless required by law or by the FCA, the London Stock Exchange, the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), the NASDAQ Stock Market or any other regulatory authority to do so) it will not, and will procure that no other member of the Group or the officers, directors, employees or agents of the Company or any other member of the Group will, make any public announcement or communication or publish any document (other than the Fundraising Documents) or publish any registration statement under the US Securities Act, whether to Shareholders or otherwise, concerning the Company or any other member of the Group which is or may be material in relation to the issue of the Fundraising Shares and/or the Warrants or the Fundraising during the Commitment Period and for the period of 90 days thereafter without the prior consent of N+1 Singer. The Company will forward to N+1 Singer for comment proofs of all such documents and the Company will take into account all reasonable requirements of N+1 Singer in relation thereto. The Company undertakes to N+1 Singer that, from the date of this Agreement until the date that is 40 days after Admission, it will not issue or release into the United States (or post on a website that is accessible to residents of the United States) any press releases (other than those in the ordinary course of business) or announcements made in connection with the Fundraising except as otherwise provided herein with respect to the Press Release and the furnishing of such Press Release with the SEC.

9.2

The Company will not, and will procure that no other member of the Group will, at any time during the Restricted Period, enter into any commitment or agreement, or put itself in a position where it is obliged to announce that any commitment or agreement may be entered into, which is or may be material in relation to the issue of the Fundraising Shares and/or the Warrants or of the Fundraising, or issue any shares or options over shares or securities convertible or exchangeable into shares or enter into any agreement or undertaking to do the same without the prior written consent of N+1 Singer provided that nothing in this sub-clause shall restrict the ability of the Company or any other member of the Group during the Restricted Period to (a) issue shares where any person (whether employee, director or neither of the foregoing) exercises rights granted to him prior to the date of this Agreement or (b) grant options over shares provided that the number of options outstanding at any given point in time cannot exceed 15% of the number of shares then in issue where such options are granted either under an Employee Share Scheme as such expression is defined in section 1166 of the Companies Act or by way of Restricted Stock Units in accordance with the Company’s remuneration policy approved by its shareholders at its 2019 annual general meeting.

9.3	The Company undertakes to N+1 Singer that, during the Restricted Period, it will:

9.3.1

discuss with N+1 Singer in advance any public statement or document which relates to the Group’s financial or trading position or prospects or to any acquisition, disposal, reorganisation, takeover, management change, development or any other significant matter (whether similar or not to the foregoing) and which any member of the Group proposes to make or publish before the end of the Restricted Period;

9.3.2	discuss with N+1 Singer in advance any other information which may be required to be notified to a Regulatory Information Service; and

9.3.3

forward to N+1 Singer for its comments (to which the Company shall have due regard) drafts in final form of any accounts or any public statement or document or information which any member of the Group proposes to make or publish before the end of the Restricted Period and which relates to any matter falling within clause 9.3.1 or 9.3.2.

9.4

N+1 Singer hereby warrants and undertakes to the Company and to each of the Directors on behalf of itself and all its representatives and affiliates (within the meaning of Rule 405 of the US Securities Act) and any person acting on their behalf that N+1 Singer (and any such persons):

9.4.1

has not offered or sold or solicited any offers or sales of, and will not offer or sell or solicit any offers or sales of, any Fundraising Shares within the United States or to, or for the account or benefit of, US persons except in accordance with Regulation S under the US Securities Act;

9.4.2

has offered and sold and will offer and sell the Fundraising Shares, (i) at any time as part of its distribution of such Fundraising Shares and (ii) otherwise until 40 days after the later of the commencement of the Fundraising or Admission (the “Compliance Period”), only in accordance with Rule 903 of Regulation S under the US Securities Act;

9.4.3

has not engaged and will not engage in any “directed selling efforts”, as defined in Regulation S, with respect to the Fundraising Shares, and has and will comply with the offering restrictions requirement of Regulation S under the US Securities Act;

9.4.4

at or prior to the confirmation of sale of the Placing Shares, will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Placing Shares from it during the Compliance Period a confirmation or notice to substantially the following effect:

“The securities covered hereby have not been registered under the US Securities Act of 1933, as amended (the “US Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, US persons (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering or the closing date, except, in either case, in accordance with Regulation S under the US Securities Act. Terms used above have the meanings given to them by Regulation S under the US Securities Act.”;

9.4.5

has not taken and will not take any action which will result in the Fundraising not being an exempt offer to the public (within the meaning of the section 86 of the FSMA) or which will result in the Fundraising not being exempt from registration under the registration requirements of the US Securities Act, US state laws or “blue sky” laws;

9.4.6

it has all corporate power and authority to enter into this agreement, is authorised by the FCA to conduct investment business of the type represented by its activities hereunder and such authorisation is in good standing; and

9.4.7

will not offer the Placing Shares in any country or jurisdiction outside the EEA (which includes a prohibition on distributing any of the Issue Documents outside the EEA) other than The Republic of Ireland and Switzerland and in particular not to offer the Placing Shares (or distribute the Issue Documents) in Australia, Canada, Japan, The Republic of South Africa or their respective territories and possessions or to any national, resident or citizen thereof.

9.5	Terms used in clause 9.6 have the meanings given to them by Regulation S under the US Securities Act.

9.6	The Company undertakes and agrees that:

9.6.1

neither the Placing Shares nor the Subscription Shares have been registered under the US Securities Act and will only be offered or sold (a) in the case of the Placing Shares, outside the United States to non US persons in accordance with Regulation S and (b) in the case of the Subscription Shares, to an Accredited Investor in accordance with Regulation D;

9.6.2

neither it nor any person acting on its or their behalf (except N+1 Singer, as to whom no representation is made) will directly or indirectly, make offers or sales of, or solicit offers to buy, or otherwise negotiate in respect of, any security under circumstances that would require the registration of the Fundraising Shares under the US Securities Act;

9.6.3

neither it nor any person acting on its behalf (except N+1 Singer, as to whom no representation is made) will engage in any directed selling efforts (as defined in Regulation S) with respect to the offer and sale of the Fundraising Shares during the Compliance Period;

9.6.4

neither it nor any person acting on its behalf (except N+1 Singer, as to whom no representation is made) will enter into any contractual arrangement with a distributor (as defined in Regulation S) with respect to the distribution of any Placing Shares, except with N+1 Singer pursuant to this Agreement;

9.6.5

neither the Company nor any of its affiliates nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) give rise to a requirement to register the Fundraising Shares under the US Securities Act; or (ii) cause the offering of the Placing Shares pursuant to this Agreement or the Subscription Shares to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including as a result of the doctrine of “integration” referred to in Rule 502 under the US Securities Act;

9.6.6

the Company has taken no action that would give rise to any claim by any person (other than N+1 Singer pursuant to this Agreement) for brokerage commissions, transaction fees or similar payments relating to the Fundraising;

9.6.7	any Subscription Shares sold in the Fundraising in the United States, if in certificated form, shall bear a legend substantially as follows:

“The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”; and

9.6.8

the offer, issuance, sale and delivery of the Subscription Shares will only be made to Robert W. Duggan who constitutes an Accredited Investor in the United States pursuant to the exemption from the registration requirements of the US Securities Act provided pursuant to Regulation D or another exemption from the registration requirements of the US Securities Act.

10.	WARRANTIES

10.1	The Company warrants to N+1 Singer that each Warranty is true, accurate and not misleading at the date of this Agreement.

10.2

On Admission the Company shall be deemed to warrant again to N+1 Singer in the terms of the Warranties by reference to the facts and circumstances then subsisting (save that a reference to any fact, matter, event or circumstance existing, occurring or having occurred on or before the date of this Agreement shall also be construed as a reference to its existing, occurring or having occurred on or before Admission).

10.3

The Company undertakes not to do, or knowingly omit to do, anything which would or might cause any Warranty given by it to become untrue, inaccurate, misleading or breached at any time (by reference to the facts and circumstances existing at that time) on or before Admission and to notify N+1 Singer in writing, immediately upon it becoming aware of the same at any time up to Admission:

10.3.1	that any of the Warranties was untrue, inaccurate or misleading at the date of this Agreement; or

10.3.2	that any of the Warranties would be untrue, inaccurate or misleading if it were to be repeated at any time before Admission by reference to the facts and circumstances then subsisting.

10.4	Where any statement in the Warranties is qualified by the expression “so far as the Company is aware” or any similar expression, the Company shall be deemed to have knowledge of:

10.4.1	anything of which the Directors have knowledge or are deemed by clause 10.4.2 or 10.4.3 to have knowledge;

10.4.2	anything of which a Director ought reasonably to have knowledge given his particular position in and responsibilities to the Group; and

10.4.3	anything of which the Directors would have had knowledge had they made due and careful enquiry of employees of the Group immediately before giving the Warranties.

10.5	The Warranties shall continue in full force and effect notwithstanding the completion of all matters and arrangements referred to or contemplated in or by this Agreement.

10.6	Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of them or any term of this Agreement.

10.7

The Company acknowledges that N+1 Singer is entering into this Agreement in reliance upon each of the Warranties, which have also been given with the intention of inducing N+1 Singer to enter into this Agreement. N+1 Singer acknowledges that it is entering into this Agreement in reliance only upon the terms of this Agreement and the Engagement Letter and it is not relying on any other warranties or representations made by any party in so doing.

10.8

If N+1 Singer and/or any Placee acquires any of the Placing Shares pursuant to this Agreement, it shall have, in addition to any other rights and remedies it may have, the rights and remedies of a person (not being N+1 Singer or a Placee) acquiring Placing Shares on the basis of the Fundraising Documents pursuant to the Fundraising.

10.9

The Company agrees with and acknowledges to N+1 Singer that N+1 Singer nor any other N+1 Singer Indemnified Person or their respective advisers are or shall be responsible to the Company for verifying the accuracy and/or fairness of any information in any of the Fundraising Documents or any other documents otherwise published or caused to be published in connection with the Fundraising.

10.10	If at any time prior to Admission N+1 Singer:

10.10.1

receives notification pursuant to clause 10.3 or shall otherwise become aware that any of the Warranties is or has become or is likely to become untrue, inaccurate or misleading either when given or if it were repeated at any time before Admission by reference to the facts or circumstances existing at the time of repetition; or

10.10.2	becomes aware that any announcement made by the Company in relation to the Fundraising has become, or is likely to become untrue, inaccurate or misleading in whole or in part,

N+1 Singer may (without prejudice to its right to terminate its obligations under this Agreement pursuant to clause 12) (i) require the Company at the Company’s sole expense to make or cause to be made such announcement and/or despatch such communication as N+1 Singer (acting reasonably and in good faith) may determine; or (ii) make for itself or on behalf of any N+1 Singer Indemnified Person any announcement concerning the Fundraising and Admission as it, in its reasonable opinion, deems necessary.

11.	INDEMNITY

11.1

The Company hereby irrevocably and unconditionally agrees, as a continuing obligation, to indemnify each N+1 Singer Indemnified Person (for themselves and as trustee for each of their other N+1 Singer Indemnified Persons) against and to pay on demand all liabilities, demands, losses, claims, actions, costs, charges, taxes and expenses (including legal fees and expenses) whatsoever together with any VAT thereon which the N+1 Singer Indemnified Persons may suffer or incur directly or indirectly as a result of or arising out of or in connection with the Bookbuild, and the Fundraising including (without limitation) any of the following:

11.1.1

the issue or despatch or the approval by N+1 Singer of the Fundraising Documents (or any of them), or any other documents or materials approved by the Company in connection therewith whether prior to or after the date of this Agreement;

11.1.2	the allotment and issue of the Fundraising Shares and the granting of the Warrants;

11.1.3

any breach or alleged breach by the Company of any of the Warranties or of any of the other provisions of this Agreement (including, without limitation, such Warranties being untrue, inaccurate or misleading at the date of this Agreement or having become untrue, inaccurate or misleading at any time up to Admission by reference to the facts and circumstances from time to time subsisting);

11.1.4

the Fundraising Documents not containing, or being alleged not to contain, all information required to be stated therein or any statement therein (whether of fact, opinion, expectation or intention and including any forecast, projection or estimate) being or being alleged to be untrue, inaccurate, incomplete or misleading or as having being made negligently or otherwise without the required standard of skill and care or reasonableness;

11.1.5

any breach or alleged breach of the laws or regulations of any part of the United Kingdom, the US or elsewhere resulting from the issue or distribution of the Fundraising Documents or the entering into or completion of this Agreement;

11.1.6	the approval or communication by N+1 Singer of any invitation or inducement to engage in investment activity (as defined in section 21 of the FSMA) relating to the Fundraising;

11.1.7

the performance by N+1 Singer (or any person on its behalf) of its obligations and services to the Company under this Agreement or in connection with the Bookbuild, Fundraising, the LSE Application or the content, preparation, publication and distribution of any of the Fundraising Documents;

11.1.8

any failure or alleged failure by the Company or any of its Directors, agents, employees, officers or professional advisers (other than the N+1 Singer Indemnified Persons) to comply with the FSMA, the AIM Rules, the Rules or the rules or requirements of Euroclear UK & Ireland in relation to CREST, US securities laws (including, but not limited to, pursuant to the US Securities Act, the Exchange Act and the US Investment Company Act of 1940 and relevant blue sky state laws, MAR, the City Code on Takeovers and Mergers, the Disclosure Guidance and Transparency Rules (the “DTR”) or any other requirements of statute, statutory regulations, laws or regulations of any jurisdiction in relation to the Fundraising, the LSE Application or Admission in relation to the Fundraising;

11.1.9

any letter or report required by the AIM Rules and/or the NOMAD Rules to be given or made by N+1 Singer in connection with the Fundraising, the LSE Application or Admission being, or being alleged to be, untrue, incorrect or misleading; or

11.1.10	any of the transactions contemplated by this Agreement.

11.2	The indemnity contained in clause 11.1:

11.2.1

shall not extend to any actions, liabilities, demands, losses, claims, costs, charges and expenses except only to the extent that they are agreed by N+1 Singer or finally determined by a court of competent jurisdiction to arise out of the gross negligence, wilful default, or fraud of any N+1 Singer Indemnified Person or as a result of a breach (as agreed by N+1 Singer or finally determined by the appropriate regulatory authority) by any N+1 Singer Indemnified Person of any duties and obligations owed by that N+1 Singer Indemnified Person under the rules of the FCA or under the regulatory system established pursuant to the FSMA;

11.2.2	shall not apply to the extent prohibited by Rule COBS 2.1.2R of the Rules;

11.2.3	shall not apply to the extent prohibited by law; and

11.2.4

shall be in addition to any rights that any N+1 Singer Indemnified Person may have at common law or otherwise (including any right of contribution) and any other liability which the Company may have to any N+1 Singer Indemnified Person.

11.3	The indemnity set out in clause 11.1 shall remain in full force and effect notwithstanding the completion of all matters and arrangements referred to in or contemplated by this Agreement.

11.4

No claim shall be made against any N+1 Singer Indemnified Person by the Company to recover any damage, cost, charge or expense which the Company, any member of the Group or any subscriber for Fundraising Shares and Warrants pursuant to the Bookbuild and the Fundraising or any subsequent purchaser or transferee of such shares may suffer or incur by reason of or arising out of the placing by N+1 Singer of the Placing Shares and

Warrants, the performance of N+1 Singer’s other obligations under this Agreement, the allotment and issue of the Fundraising Shares, granting of the Warrants or the publication or despatch of the Fundraising Documents, unless and except only to the extent that such damage, cost, charge or expense shall have been determined by final judgment of a court of competent jurisdiction to have arisen as a result of the gross negligence, wilful default or fraud of the N+1 Singer Indemnified Person against whom it is proposed to claim or as a result of a breach by that N+1 Singer Indemnified Person of its duties and obligations under the Rules or under the regulatory system (as defined by such Rules) or of its obligations under this Agreement, in which event the claim shall only be brought against the relevant N+1 Singer Indemnified Person or any other N+1 Singer Indemnified Person who is vicariously liable for such N+1 Singer Indemnified Person’s actions. No N+1 Singer Indemnified Person shall have any liability whatsoever for loss of profit, loss of business opportunity or any other form of indirect or consequential loss suffered by the Company, the Directors or any other person. If any person seeks to bring a claim against any N+1 Singer Indemnified Person in breach of this clause 11.4, such N+1 Singer Indemnified Person shall be entitled to obtain an injunction to prevent such a claim being pursued and the indemnity in clause 11.1 shall include any and all costs, liabilities, charges and expenses which may be suffered or incurred in connection therewith (including any costs, charges and expenses (including legal fees) incurred in investigating, preparing for and obtaining such injunction.

11.5

For the avoidance of doubt, should any amount paid or payable under this Agreement to N+1 Singer or any other N+1 Singer Indemnified Person (excluding the fees and commissions payable to N+1 Singer under this Agreement) be itself subject to tax in the hands of the recipient or be required by law to be paid under any deduction or withholding, the Company shall pay such sum as will, after any such tax, deduction or withholding, leave the recipient with the same amount as it or he would have had if no such tax had been payable and no deduction or withholding had been made, and such payments and adjustments shall be made as may be necessary to give effect to this clause 11.5.

11.6

The indemnity set out in clause 11.1 shall extend to all costs, charges and expenses (including, without limitation, all legal fees and expenses) which any N+1 Singer Indemnified Person may incur or bear in disputing any claim made against it or him in establishing any claim on its or his part under the provisions of this clause 11 or in seeking advice as to any claim in respect of which it or he is entitled to be indemnified pursuant to this clause 11.

11.7

The Company confirms to N+1 Singer that no member of the Company has entered into any agreement or arrangement concerning the liability of the Company for any breach of the Warranties or in relation to any other covenant, term or condition set out in this Agreement.

11.8

Any liability which an N+1 Singer Indemnified Person may have to the Company (but for this clause 11.8) for loss suffered in connection with the Bookbuild and the Fundraising shall be reduced if such loss would have been recoverable by the Company from another person jointly and/or severally liable with the N+1 Singer Indemnified Person but for an agreement or arrangement which the Company has made or may make with that person which limits its liability to the Company. Such reduction shall be to the extent that such agreement or arrangement has the effect of reducing the ability of that N+1 Singer Indemnified Person to recover under rights of contribution against that party under the Civil Liability (Contribution) Act 1978 or otherwise against that person and the Company shall indemnify the N+1 Singer Indemnified Person in respect of the amount by which the N+1 Singer Indemnified Person’s liability to such person is increased as a result of such agreement or arrangement. If any N+1 Singer Indemnified Person has paid to the Company an amount for which it is not liable in accordance with this clause, such amount shall be repaid to the N+1 Singer Indemnified Person by the Company on demand by the N+1 Singer Indemnified Person.

11.9

Without prejudice to any claim the Company may have against N+1 Singer or any of its affiliates, subsidiary undertakings, parent undertakings or subsidiary undertakings of such parent undertakings, no proceedings shall be taken by the Company under this Agreement against any director, officer, employee, shareholder, controlling person or agent of N+1 Singer.

11.10

For the avoidance of doubt, no N+1 Singer Indemnified Person is responsible for advising the Company in respect of any applicable laws or regulations in any jurisdiction in relation to the Bookbuild and the Fundraising or other matters contemplated in connection with the Bookbuild and the Fundraising and the Company acknowledges that no N+1 Singer Indemnified Person shall incur any liability to the Company in respect of any breach of such applicable laws or regulations where the relevant N+1 Singer Indemnified Person has acted in good faith in the absence of, or in accordance with, any advice the Company has received and communicated to it.

11.11

If N+1 Singer reasonably believes that there may be circumstances giving rise to a claim under clause 11.1, the Company undertakes to co-operate with any reasonable request of N+1 Singer in relation to such circumstances and in particular shall promptly provide copies of, or access to, all documents so requested. A N+1 Singer Indemnified Person shall have the right to separate legal counsel of its own choosing.

12.	TERMINATION

12.1	If at any time prior to Admission there shall have occurred, happened or come into effect:

12.1.1

any government regulation or other occurrence of any nature whatsoever which, in the reasonable opinion of N+1 Singer, seriously and adversely affects or will or is reasonably likely to seriously and adversely affect the business of the Group (taken as a whole); or

12.1.2

a suspension or material limitation in trading in securities generally on AIM a general moratorium on commercial banking activities in London or New York or a material disruption in commercial banking or securities settlement or clearance services in the United Kingdom or United States of America, an incident of terrorism or the outbreak or escalation of hostilities involving the UK, any other EU Member State or the USA or the declaration by the UK, any other EU Member State or the USA of a national emergency or war or the occurrence of any other calamity or crisis resulting in a change in financial, political, market or economic conditions or currency exchange rates in the UK or US which, in the reasonable opinion of N+1 Singer after discussion where practicable with the Company makes it impractical or inadvisable to continue with the Fundraising; or

12.1.3

any material adverse change in the financial position or prospects or business of the Group (taken as a whole) and, in the opinion of N+1 Singer, the effect of such change is such that the Placees should not be required to subscribe for Placing Shares at the Placing Price, then N+1 Singer shall be entitled to terminate its obligations under this Agreement by notice to the Company at any time prior to Admission.

12.2	If at any time prior to Admission:

12.2.1

it shall come to the notice of N+1 Singer (whether by way of receipt of a notification pursuant to clause 10.3 or otherwise) that any statement in the Fundraising Documents is incorrect or has become untrue, incorrect or misleading to a material extent as a result of a new matter or change or that a new matter has arisen or a change has taken place which would, if the Fundraising Documents were published at that time, constitute a material omission from such documents; or

12.2.2

it comes to the knowledge of N+1 Singer (whether by way of receipt of a notification pursuant to clause 10.3 or otherwise) that any of the Warranties was untrue, inaccurate or misleading when made and/or that any of the Warranties would be untrue, inaccurate or misleading if it were to be repeated at any time prior to Admission by reference to the facts, matters and circumstances then subsisting, in either case to a material extent; or

12.2.3	the Company shall fail to comply with any of its obligations under this Agreement to a material extent,

then N+1 Singer shall be entitled to terminate its obligations under this Agreement by giving notice to the Company at any time prior to Admission.

12.3

If the obligations of N+1 Singer under this Agreement are terminated under clause 12.1 or 12.2, this Agreement shall cease and determine and no party to this Agreement shall have any claim against any other party to this Agreement for costs, damages, compensation or otherwise except that:

12.3.1	such termination shall be without prejudice to any accrued rights or obligations of any party under this Agreement;

12.3.2	the Company shall pay forthwith to N+1 Singer all expenses, disbursements and costs of the nature referred to in clause 8.2 and any sums payable under clause 8.6;

12.3.3	the provisions of this clause 12.3 and clauses 1, 2.4, 8.6, 9, 10, 11, 13, 14 and 15 shall remain in full force and effect.

12.4	For the avoidance of doubt N+1 Singer shall not be entitled to terminate its obligations under this Agreement following Admission.

12.5	If this Agreement terminates prior to Admission, on receipt of the termination notice, the Company shall forthwith procure that the NOMAD does not proceed with the LSE Application and Admission.

12.6

A termination notice may be served by one of the methods prescribed by clause 14. Alternatively, at the option of N+1 Singer, service may be effected by a director of N+1 Singer reading the full text of the termination notice to the Chief Executive of the Company over the telephone, in a single uninterrupted call, whether or not he is then on any premises of the Company and the Company accepts that a notice served in accordance with this clause 12.6 constitutes a valid termination of the obligations of N+1 Singer and this Agreement provided that N+1 Singer, as soon as reasonably practicable and, in any event, within 12 hours, delivers or sends to the Company by one of the methods prescribed by clause 14 a notice which:

12.6.1	states that service of a termination notice has been effected by telephone at a certain time on a certain date;

12.6.2	specifies the names of the director of N+1 Singer; and

12.6.3	sets out the full text which was read over the telephone.

12.7	For the purposes of clause 12, references to the word “material” shall be deemed to be references to “material in the context of the Placing”. For the avoidance of doubt, clause 1.14 shall apply.

13.	TIME OF THE ESSENCE

Time shall be of the essence in this Agreement, both as regards dates, times and periods and as to any dates, times or periods that may, by agreement in writing between the parties, be substituted for any of them.

14.	NOTICES

14.1

Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

14.2	Service of a Notice must be effected by one of the following methods:

14.2.1

by hand to the relevant address set out in clause 14.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

14.2.2	by prepaid first-class post to the relevant address set out in clause 14.4 and shall be deemed served at the start of the second Business Day after the date of posting; or

14.2.3	by prepaid international airmail to the relevant address set out in clause 14.4 and shall be deemed served at the start of the fourth Business Day after the date of posting.

14.3

In clause 14.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of [a] Business Day” and “the end of [a] Business Day” shall be construed accordingly.

14.4	If to the Company:

Address:	136a Eastern Avenue Milton Park Abingdon Oxfordshire OX14 4SB

For the attention of:	Chief Executive

If to N+1 Singer

Address:	One Bartholomew Lane London EC2N 2AX

For the attention of:	Aubrey Powell

14.5

A party may change its address for service provided that the new address is within the United Kingdom and that it gives the other parties not less than 10 days’ prior notice in accordance with this clause 14. Until the end of such notice period, service on the address set out in clause 14.4 shall remain effective.

15.	MISCELLANEOUS PROVISIONS

15.1

The Company shall give all such assistance and provide all such information as N+1 Singer shall reasonably require for the purposes of this Agreement and shall execute all such documents and do all such acts and things as N+1 Singer may reasonably require in order to give effect to the terms of this Agreement.

15.2

This Agreement and the Engagement Letter constitute the entire and only legally binding agreements between the parties relating to the Bookbuild, the Fundraising, the Warrants and the Fundraising Shares and no variation of this Agreement shall be effective unless made in writing signed by or on behalf of the parties and expressed to be such a variation. For the avoidance of doubt, in the event of any conflict between the terms of this Agreement and the Engagement Letter, the terms of this Agreement shall prevail.

15.3	This Agreement may be executed as two or more counterparts in the same form, and execution by each of the parties of at least one of such counterparts shall constitute due execution of this Agreement.

15.4

The provisions of this Agreement shall not be construed so as to limit, affect or prejudice any other remedy otherwise available to N+1 Singer and, in particular, shall not affect or limit the court’s discretion to order contribution from either party to this Agreement in favour of the other party on a just and equitable basis. No failure or delay by any party to this Agreement in exercising any remedy, right, power or privilege under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or exercise of any other remedy, right, power or privilege.

15.5

N+1 Singer shall not be liable to the other for any failure or default on its part in relation to any of its obligations under this Agreement or in connection with the Bookbuild, the Fundraising, the LSE Application and Admission.

15.6

No waiver by any of the parties of any of the requirements of this Agreement or of any of their rights or remedies under this Agreement shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

15.7

If at any time any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

15.8

No party shall be entitled to assign, transfer or create any trust in respect of the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the prior consent of the other parties save that it is hereby agreed that N+1 Singer shall be entitled to assign their rights and obligations to any member of the N+1 Singer Group.

15.9	This Agreement shall be binding on each of the parties and their successors and personal representatives, as the case may be.

15.10	All the provisions of this Agreement shall (except for any obligation fully performed prior to or on the date of this Agreement) continue in full force and effect after the date of this Agreement.

15.11

Each N+1 Singer Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against an indemnifying person under clause 11 of this Agreement provided that a N+1 Singer Indemnified Person must obtain the written consent of N+1 Singer before it may bring proceedings to enforce the terms of clause 11 and, save to the extent notified in writing by N+1 Singer to the relevant N+1 Singer Indemnified Person, N+1 Singer (without obligation) shall have the sole conduct of any such action on behalf of any N+1 Singer Indemnified Person.

15.12

Save as provided in clause 15.11 a person who is not a party to this Agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

15.13

Notwithstanding the provisions of clauses 15.11 and 15.12, any rights arising by virtue of the Contracts (Rights of Third Parties) Act 1999 may be rescinded or varied in any way or at any time by the parties to this Agreement without the consent of any N+1 Singer Indemnified Person.

16.	PRODUCT GOVERNANCE

16.1	The Company and N+1 Singer each acknowledge that for the purposes of the PROD Rules, N+1 Singer considers itself to be acting as a manufacturer of the Placing Shares in connection with the Placing.

16.2

Solely for the purposes of Article 9(8) of Commission Delegated Directive 2017/593 (the “Delegated Directive”) regarding the responsibilities of manufacturers under the product governance requirements contained within: (a) Directive 2014/65/EU on markets in financial instruments, as amended (“MiFID II”); (b) Articles 9 and 10 of the Delegated Directive; and (c) local implementing measures (the “MiFID II Product Governance Requirements”), N+1 Singer acknowledges that it understands the responsibilities conferred upon it under the MiFID II Product Governance Requirements relating to: (i) the target market for the Placing; (ii) the eligible distribution channels for dissemination of the Ordinary Shares, each as set out in the Press Release; and (iii) the requirement to carry out a product approval process.

16.3

The Company shall, upon request, within a reasonable period provide to N+1 Singer all such information within the Company’s possession as might reasonably be required by N+1 Singer for the performance of its obligations under the PROD Rules, taking into account the proportionate application of the PROD Rules in the context of the Placing.

16.4

If N+1 Singer enters into arrangements with any third party (a “Third Party Distributor”) in connection with the Placing which results in the Third Party Distributor becoming subject to any of the obligations applicable to distributors under the PROD rules (or any equivalent rules in any EEA jurisdiction other than the UK) whether by way of operation of law, regulation or direction of a relevant regulator or as a result of contractual obligations (or any combination thereof) the Company agrees that it shall, upon request, provide all such information in the Company’s possession to the Third Party Distributor (or, where applicable, to N+1 Singer to provide to the Third Party Distributor) as may reasonably be necessary for the performance by the Third Party Distributor of the Third Party Distributor’s obligations under the PROD rules (or any equivalent rules of another EEA jurisdiction).

16.5	When providing any information for the purposes of this clause 16, the Company shall expressly identify to N+1 Singer any information that is not intended to be provided to prospective Placees.

16.6

N+1 Singer is authorised and regulated in the United Kingdom by the FCA, and are accordingly required to make certain disclosures in relation to its placing activities. The attention of the Company is drawn to this information, which the Company acknowledges has been provided to it separately in writing prior to the date of this Agreement.

17.	APPLICABLE LAW AND JURISDICTION

17.1

This Agreement and the rights and obligations of the parties including all non-contractual obligations arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of England and Wales.

17.2

The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement and/or any non-contractual obligation arising in connection with this Agreement, provided that nothing contained in this clause shall be taken to have limited the rights of N+1 Singer to proceed in the courts of any other competent jurisdiction.

This Agreement has been duly executed by the parties on the date stated above.

SCHEDULE 1

WARRANTIES

Compliance with laws

1.

The creation, allotment and issue of the Fundraising Shares, the grant of the Warrants, the making and implementation of the Fundraising and the publication and despatch of the Fundraising Documents will comply with the Companies Acts, the FSMA, the DTRs, MAR, the rules and regulations of the London Stock Exchange, the AIM Rules, the NOMAD Rules, the Regulations, the rules of Euroclear UK & Ireland in relation to CREST and all other relevant laws and regulations of the United Kingdom and elsewhere and will comply with and will not infringe or exceed any limits, powers or restrictions or the terms of any agreement, obligation or commitment to which the Company or any of its subsidiary undertakings is a party or by which the Company or any of its subsidiary undertakings is bound.

2.

Neither the Company nor any of the Directors nor any Group Company has, directly or indirectly, in relation to the Fundraising or otherwise, done any act or engaged in any course of conduct in breach of Part 7 of the Financial Services Act 2012 or MAR (including any regulations, standards and guidelines made pursuant thereto), or the equivalent provisions under the securities laws applicable in any other relevant jurisdiction nor, so far as each Company is aware, having made due and careful enquiries, has any person acting on its behalf or on behalf of any Group Company (which for this purpose excludes N+1 Singer and its Affiliates) engaged in any act or any course of conduct as described above.

Fundraising Documents

3.

All statements of fact contained in the Fundraising Documents and/or supplied to N+1 Singer are and will, when the Fundraising Documents are despatched, be true and accurate and not misleading. All statements, forecasts, estimates and expressions of opinion, intention or expectation contained in the Fundraising Documents are or will when published be honestly held by the Directors and are or will be fairly based and have been or will be made on reasonable grounds after due and proper consideration and enquiry.

4.

There are no facts, matters or circumstances known, or which could after due and proper consideration and enquiry of employees of the Group have been known, to the Company or any of the Directors which are not disclosed in the Fundraising Documents, the omission of which would, or might reasonably be expected to, make any statement contained in the Fundraising Documents misleading or which would, or might reasonably be expected to, affect the import of any information contained in the Fundraising Documents in any material respect.

5.

As far as the Company is, or any of the Directors are aware, at the date of the publication of the Fundraising Documents there is no fact or circumstance which is not disclosed in the Fundraising Documents, the audited consolidated financial statements of the Group for the financial year ended 31 January 2019 (the “2019 Accounts”), the Interim Results or announced through a Regulatory Information Service since the publication of the Interim Results which, if disclosed, might reasonably be expected to affect the decision of N+1 Singer to enter into this Agreement or of any person to acquire any of the Fundraising Shares.

6.

The Company has not distributed nor has any person acting on its behalf distributed any offering material in connection with the Fundraising save those documents the distribution of which is contemplated by this Agreement.

7.

None of the Directors of the Company are aware of any non-public fact or circumstance that, if made public, could be expected to have a significant effect upon the market price of the Fundraising Shares, the Ordinary Shares or upon the Group as a whole.

Accounting information

8.

The 2019 Accounts were prepared in accordance with the Companies Act 2006 and all Relevant Accounting Standards (except as disclosed or stated in the relevant accounts) and gave a true and fair view of the state of affairs of the Group at the end of each of the relevant financial periods, subject to any qualifications contained in the report of the auditors on such accounts, and of the profits and cashflows of the Group for each such period.

9.

The Interim Results have been prepared with all due care and attention (having regard to the fact that the results were made publicly available) and on accounting bases and assumptions consistent with those adopted in the preparation of the audited financial statements of the Group for the financial year ended 31 January 2019 and the corresponding interim results of the Group published in the immediately preceding financial year.

Position since the Interim Accounts Date

10.	Since the Interim Results were prepared or as subsequently disclosed in an announcement made by the Company through a Regulatory Information Service:

10.1	the businesses of the Company and the Group have been carried on in the ordinary and usual course;

10.2

there has been no significant adverse change in the financial or trading position of the Group taken as a whole or, to the best of the Company’s knowledge, information and belief, prospects of the Group;

10.3	no member of the Group has acquired or disposed of or agreed to acquire or dispose of any of its assets or businesses other than in the ordinary course of trading;

10.4	no member of the Group has entered into any contract or commitment of an unusual, long-term and/or onerous nature or assumed any material liabilities (including contingent liabilities);

10.5	no member of the Group has paid or made any payment or transfer to shareholders of any dividend, bonus, loan or distribution other than to the Directors in their capacity as such directors; and

10.6

the Company has notified a Regulatory Information Service of all information required to be notified by it in accordance with the AIM Rules and MAR and has complied in all respects with all the requirements of the AIM Rules and MAR applicable to the Company (including the disclosure and notification requirements) and any requests for disclosure made by the London Stock Exchange.

Working capital

11.

The Company is satisfied that, having regard to available bank facilities and the proceeds of the Fundraising, the Group will have sufficient working capital for its present and reasonably foreseeable future requirements, that is until 31 January 2021.

12.

The Working Capital Board Memorandum has been prepared by the Company on a prudent basis after due and careful enquiry and takes into account all matters and sensitivities of which the Company is aware concerning the Company and each member of the Group and has been approved by the Directors after due and careful enquiry. All statements of fact in the Working Capital Board Memorandum are true and accurate in all material respects and not misleading in any material respect, all forecasts, estimates and expressions of opinion, intention or expectation contained in the Working Capital Board Memorandum are made on reasonable grounds and assumptions after due and proper consideration, are truly and honestly held by the Directors and there are no other facts known (or which could on due and careful enquiry have been known) to the Company or the Directors the omission of which would or might reasonably be expected to make any such statement or expression in the Working Capital Board Memorandum misleading in any material respect, and, so far as the Company is aware, there are no other assumptions on which that Working Capital Board Memorandum ought to have been based which have not been made.

Tax

13.

All returns of each member of the Group for taxation purposes have been made for all periods up to and including 31 January 2019, all such returns are correct, are not the subject of any dispute with or claim by HM Revenue & Customs or other relevant taxation authority which would be material in the context of the Placing and are not likely to result in any such dispute or claim.

Corporate matters

14.

Save as disclosed in the Fundraising Documents, there are and will be (following Admission) no restrictions upon the voting or transfer of the Ordinary Shares or upon the declaration or payment of any dividend or distribution.

15.	Assuming that the Fundraising is fully subscribed, the issued capital of the Company immediately following Admission will be 335,873,208 Ordinary Shares.

16.	All sums due in respect of the issued capital of the Company have been paid to and received by the Company.

17.

Save as disclosed in the 2019 Accounts, the Interim Results or as subsequently publicly notified or to be publicly notified in connection with the Fundraising, there are in force no options or other agreements or arrangements which call for the issue to any person or accord to any person the right to call for the issue of any shares in the capital of the Group or any other securities of any member of the Group.

18.	None of the owners or holders of shares in the Company will, following Admission, have any rights, in their capacity as such, in relation to the Company other than as set out in the Articles.

Capacity

19.

Subject to the Resolutions being passed, the Directors will have all necessary power under the Articles and all authorisations, approvals, consents, orders, registrations and licences from any court, government agency or body having jurisdiction over the Company or any member of the Group or any of their properties or other regulatory body which are required by the Company or any member of the Group have been unconditionally obtained and are in full force and effect to permit the Company to allot and issue the Fundraising Shares, grant the Warrants and to enter into this Agreement and to perform its obligations under this Agreement.

20.

Subject to the Resolutions being passed, the creation, allotment and issue of the Fundraising Shares and the granting of the Warrants will not infringe or exceed any limits, powers or restrictions or the terms of any contract, obligation or commitment or other arrangement binding on any member of the Group.

Default

21.

No event or circumstance has occurred or arisen or, so far as the Directors are aware (having made all reasonable enquiries), is about to occur or arise by reason of which any person is, or would be, or could with the giving of notice and/or lapse of time and/or a relevant determination become, entitled to require repayment prior to its stated maturity of, or to take any step to enforce security for, any borrowings or indebtedness in the nature of borrowing of any member of the Group, and no member of the Group has received notice from any person to whom any indebtedness which is repayable on demand is owed demanding repayment of the same and neither the Company nor any of the Directors is otherwise aware that any such person has demanded repayment of, or taken any step to enforce any security for, the same.

22.

No event has occurred and is subsisting or, so far as the Company is aware, is about to occur which constitutes or would constitute a default under, or result in the acceleration by reason of default of, any obligations under any agreement, instrument or arrangement to which any member of the Group is a party or by which it or any of its properties, revenues or assets are bound and which would in any such case have a material adverse effect on the businesses, assets, prospects or condition of the Group taken as a whole.

Litigation

23.

No member of the Group nor any Director nor any other person for whom the Company or any member of the Group is or may be vicariously liable is engaged in any legal or arbitration proceedings or is the subject of any disciplinary proceedings or enquiries by any governmental or regulatory bodies which individually or collectively may have, or have had during the 12 months preceding the date of this Agreement, a significant effect on the financial position of the Group and no such legal or arbitration proceedings are threatened or pending nor are there any circumstances of which the Company is aware which may give rise to any such legal or arbitration proceedings being threatened or commenced.

Insolvency

24.

No member of the Group has taken any action nor have any other steps been taken or legal proceedings started or been threatened against any member of the Group for its winding-up, striking-off or dissolution or for it to enter into any arrangement with or composition for the benefit of creditors (including any moratorium prior to a voluntary arrangement), or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of such member of the Group or any of its properties, revenues or other assets, including the filing of any administration application, notice of intention to appoint an administrator or notice of appointment of an administrator or for the occurrence of any event in a jurisdiction outside England and Wales of any form of insolvency proceeding or event similar or analogous to any of those referred to in this paragraph.

Information provided

25.

All written information supplied directly or indirectly by the Directors and/or the Company and the Company’s employees, auditors, solicitors and other agents and advisers to N+1 Singer (or any persons acting on its behalf) for the purposes of or in connection with the Fundraising (including, for the avoidance of doubt, the Working Capital Board Memorandum) was when supplied and is now true and accurate in all respects, and where such information was expressed as an opinion such opinion was and continues to be honestly and reasonably held by the person giving it by reference to the facts and circumstances now subsisting.

Verification notes

26.

The answers recorded in the Verification Notes have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies and are, subject to any express limitation included in such answers, neither untrue nor inaccurate nor incomplete nor misleading.

Directors’ responsibilities

27.	The Directors have had explained to them the nature of their responsibilities and obligations as directors of a listed company under the AIM Rules.

28.

The Company has established and operates sufficient systems, procedures and controls to enable it to comply with its obligations under the AIM Rules including, without limitation, in respect of financial reporting systems and controls, the release of unpublished price sensitive information, notification obligations and the regulation of close periods.

The London Stock Exchange

29.

The Company has informed N+1 Singer in writing of all discussions which it or its agents (apart from N+1 Singer) have had with the London Stock Exchange in relation to the Application or the interpretation of and application of AIM Rules to the Company.

Environmental matters

30.

So far as the Company is aware, none of the Company nor any member of the Group has any material obligation or liability with respect to pollution, hazardous substances or environmental matters and there are no circumstances which the Company considers are likely to give rise to the same.

Insurances

31.

The Company and each member of the Group maintain such insurance cover against fire and other risks upon all their assets and such public and employers’ liability as is considered appropriate, taking into account the nature and scale of their activities, the provisions of agreements binding upon it, such insurance is now in force, the Company is not aware of any fact or matter which would lead to any such insurance being vitiated or repudiated, there is no material claim pending or outstanding and all premiums in respect of such insurances are duly paid.

Licences

32.

Each member of the Group has been duly incorporated and has full corporate power and authority to carry on its business as at the date of this Agreement and has carried on such business in compliance with all legal requirements applicable to such business and each member of the Group holds all licences, permissions, authorisations and consents necessary to enable it to carry on the same business as currently carried on (including, without limitation, all necessary planning and other consents or permissions in relation to the properties owned or occupied by it and all consents, authorisations and licences required under environmental and health and safety legislation) and, so far as the Company is aware, such licences, permissions, authorisations and consents are in full force and effect and, so far as the Company is aware, there are no circumstances which indicate that any of them may be revoked, rescinded, avoided or repudiated or not renewed in whole or in part in the ordinary course of events. Notwithstanding the foregoing, and for the avoidance of doubt, the Company does not hold any product licences or marketing authorisations for any pharmaceutical products.

Intellectual property

33.

Each member of the Group has (a) acted reasonably in seeking professional advice with regard to filing patent applications in respect of material new inventions; and (b) adopted commercially reasonable and prudent practices with regard to the protection, prosecution and maintenance of its portfolio of patents, patent applications and trade marks and other material intellectual property and the payment of renewal fees in respect thereof; and (c) adopted commercially reasonable and prudent practices to capture intellectual property rights in respect of material new inventions; and (d) used commercially reasonable practices to protect the confidentiality of all material non-patented know how. None of the intellectual property relating to the business of any member of the Group is the subject of any claim, opposition, assertion, infringement, attack, right, action or other restriction or arrangement of whatsoever nature which does or may impinge upon the validity, enforceability or ownership of the same or the utilisation thereof by any member of the Group to an extent which is material in the context of the Group. So far as the Company is aware, and not having obtained freedom to operate opinions in respect of all of its intellectual property rights, none of the activities of any member of the Group infringes any right of any other person relating to intellectual property or, save as provided for in the audited accounts of the Company for the year ended 31 January 2019, gives rise to a liability for any royalty or similar payment.

34.

The intellectual property used or enjoyed by each member of the Group in or in connection with its business at the date of this Agreement, and which is material to such business, is either legally and beneficially owned by that member of the Group, or licensed to, or used under the authority of the owner by, that member of the Group and are not subject to any mortgage, charge, lien or other security interest in favour of any third party save as registered with the Registrar of Companies.

US selling restrictions

35.

The Fundraising Shares have not been registered under the US Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the US Securities Act.

36.	The Company is a “foreign issuer” as defined in Regulation S of the US Securities Act.

37.

None of the Company nor any of its subsidiary undertakings or associated companies nor any person acting on behalf of the Company or any of its subsidiary undertakings or associated companies (which, for the avoidance of doubt, shall not include N+1 Singer) has engaged or will engage in any directed selling efforts, as defined in Regulation S of the US Securities Act with respect to the Placing Shares during the Compliance Period.

38.

The Company, its affiliates and any person acting on its or their behalf have and will comply with the offering restrictions requirement of Regulation S under the US Securities Act in connection with the Placement of the Placing Shares.

39.

Neither the Company nor any of its subsidiary undertakings or associated companies nor any person acting on behalf of the Company or any of its subsidiary undertakings or associated companies has, directly or indirectly, (a) made or will make offers or sales of any security, (b) has solicited or will solicit offers to buy any security, or (c) otherwise negotiated or will negotiate in respect of any security, in any case, under circumstances that would require the registration of the Fundraising Shares under the US Securities Act.

40.

Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in or will engage in any “general solicitation” or “general advertising” (within the meaning of Regulation D) in connection with any offer or sale of the Subscription Shares in the United States.

41.

The Company is not, and immediately after (i) giving effect to the offering and sale of the Fundraising Shares as contemplated by the Fundraising Documents, and (ii) the application of the net proceeds thereof as described in the Fundraising Documents will not be, required to register as an “investment company” as such term is defined in the US Investment Company Act of 1940.

Absence of employment disputes

42.

There are no current (and for the 12 months prior to the date of this Agreement have there been) any material claims, disputes, enquiries or investigations by or relation to the employees or former employees of the Company and/or any trade union or other representatives and the Company does not have any grounds to believe that any such claims, disputes, enquiries or investigations may arise.

Directors and management

43.

Save as disclosed in the Circular, no Director or member of senior management of the Company has given notice to, or received notice from, the Company terminating their employment and no such person has threatened or, so far as the Company is aware, is expected to give such notice.

Clinical Development of Ezutromid

44.

No member of the Group nor any Director nor any other person for whom the Company or any member of the Group is or may be vicariously liable is engaged in any legal or arbitration proceedings in respect of the closure of the clinical development of ezutromid (Development Closure) and there are currently no outstanding material liabilities owed by the Group in respect of the Development Closure.

Discuva acquisition

45.

There are no outstanding material liabilities owed by the Group in respect of the acquisition of the entire issued share capital of Discuva Limited on 27 December 2017, including but not limited to, any milestone and royalty payments pursuant to the collaboration agreement with F. Hoffmann-La Roche Limited dated 28 February 2014.

SCHEDULE 2

DOCUMENTS TO BE DELIVERED TO N+1 SINGER

1.	On signing of this Agreement:

1.1	A certified copy of the minutes of a meeting of the Directors authorising inter alia:

1.1.1	the Placing and Subscription (conditional on shareholder approval at the General Meeting);

1.1.2	entry into this Agreement;

1.1.3	the release of the Press Release and the Circular;

1.1.4	the issue of the Fundraising Documents.

1.2	The LSE Application signed and dated on behalf of the Company.

1.3	A copy of the Press Release signed for identification by a Director.

1.4	A copy of the Circular signed for identification by a Director.

1.5	An original of the Working Capital Memorandum in the approved terms.

1.6	A copy of the duly executed Subscription Agreement.

1.7	A copy of the duly executed instrument in the approved terms constituting the Warrants.

1.8	A copy of the Verification Notes signed on behalf of the Company.

2.	By 1.00 p.m. on the third Business Day prior to Admission

A copy of all documents necessary to enable the Fundraising Shares to participate in CREST signed by the Company, if required by N+1 Singer.

3.	By 5.00 p.m. on the Business Day prior to Admission:

3.1	A certificate (in the form set out in Schedule 3) signed by a Director for and on behalf of the Company dated with the expected date of Admission.

3.2

A certified copy of the minutes of a meeting of the Directors (or a duly authorised committee) in terms previously agreed with N+1 Singer authorising the allotment of the Fundraising Shares in accordance with the provisions of clause 6.1 subject only to Admission; the constitution of the Warrants and the grant and delivery of the Warrant Certificates pursuant to the Allocation Schedule; and the release of the Result of Placing Announcement.

3.3	A copy of the duly executed Warrant Certificates in respect of the Warrants.

3.4	A copy of the Result of Placing Announcement signed for identification by a Director.

SCHEDULE 3

FORM OF CERTIFICATE TO BE DELIVERED TO N+1 SINGER

[Letterhead of Summit Therapeutics plc]

The Directors

Nplus1 Singer Advisory LLP

[•] 2019

Dear Sirs

Placing of up to 9,221,400 New Ordinary Shares

We refer to the placing agreement between us dated                              2019 relating to the above-mentioned Placing (the “Placing Agreement”). Words and expressions defined in the Placing Agreement have the same meanings in this letter.

We confirm to you that:

(a)	each of the Conditions referred to in clause 2.1 (other than the Condition set out in clause 2.1.13) of the Placing Agreement has been fulfilled in accordance with its terms (or waived);

(b)

save as disclosed in writing to N+1 Singer prior to the date hereof pursuant to clause 10.3, none of the warranties contained in the Placing Agreement was untrue, inaccurate or misleading at the date of the Placing Agreement or would cease to be true or accurate or would become misleading if such Warranties were repeated at any time before Admission by reference to the facts and circumstances then subsisting; and

(c)

save as disclosed in writing to N+1 Singer prior to the date hereof, the Company has complied with or performed its obligations under the Placing Agreement to the extent that the same fall to be performed prior to Admission.

Yours faithfully

Director, duly authorised

for and on behalf of

Summit Therapeutics plc

EXECUTION PAGE

SIGNED by Aubrey Powell	)
for and on behalf of	)	/s/ Aubrey Powell
Nplus1 SINGER ADVISORY LLP	)

SIGNED by Glyn Edwards	)
for and on behalf of	)	/s/ Glyn Edwards
SUMMIT THERAPEUTICS PLC	)